STOCK PURCHASE AGREEMENT

Agreement made and entered into as of August 4, 2006, among, Media Century International Limited, a British Virgin Islands company (hereinafter referred to as "Buyer"), First Asia International Holdings (hereinafter referred to as “Seller”), and DigitalOne Limited, a Hong Kong corporation, (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 1,000 shares of the issued and outstanding common stock of the Company, representing 100.00% of the issued and outstanding common stock of the Company  (hereinafter referred to as the "Shares").

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I.  SALE OF THE SHARES

1.01

Shares being Sold.  Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02

Consideration.  An aggregate total of $20,014 shall be due and payable under the terms of this Agreement for purchase of the Shares.  Payment shall be made by execution of a Promissory Note in the form attached hereto as an Exhibit A.

1.03

Closing.  The Closing of the transactions provided for in Section 1.04 and 1.05 shall take place at Hong Kong, on August 4, 2006, or at such other date and time as the parties may mutually agree in writing.

1.04

Delivery by the Agent.  At the Closing, the Seller shall deliver to the Buyer certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company.

1.05

Delivery by the Buyer.  At the Closing the escrow agent holding the funds shall, on behalf of the Buyer, deliver the payment provided for in Section 1.02 hereof to the Seller.

II.  REPRESENTATIONS AND WARRANTIES OF COMPANY & SELLER.

The Company and Seller hereby represent and warrant as follows:

2.01

Organization, Capitalization, etc.

(a)

The Company is a corporation duly organized, validly existing, and in good standing under the laws of Hong Kong.

(b)

As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 10,000 shares of HK$1.00 par value common stock of which 1,000 shares are validly issued and outstanding.  The Shares owned by the Seller as of the Closing shall be owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature.  The Seller has the unqualified right to sell, assign, and deliver the Shares,  and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.  There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock.

2.02

Authority; No Violation.  The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

2.03

Financial Statements.  The Company has delivered to the Buyer audited financial statements of the Company for the fiscal year ending December 31, 2005, and unaudited financial statements for the period ending March 31, 2006.   Such financial statements are true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof.  The audited financial statements were prepared in accordance with generally accepted principals of accounting applied on a consistent basis, and the unaudited financial statements contain all adjustments (consisting of normal recurring items) which are, in the opinion of Company, necessary for a fair representation of the interim period presented.

2.04

Tax Returns.  The Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

2.05

Undisclosed Liabilities.  Except to the extent listed in Schedule 2.05 attached hereto, or reflected or reserved against in the December 31, 2005 and/or the March 31, 2006 financial statements of the Company provided to the Buyer pursuant to Section 2.03 hereof, the Company, as of the date hereof, had no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.  Further, neither the Seller nor the Company knows or has any reasonable ground to know of any basis for the assertion against the Company of any liability or obligation of any nature or in any amount not fully reflected or reserved against in the December 31, 2005 and/or the March 31, 2006, balance sheet or Schedule 2.05 attached hereto.

2.06

Absence of Certain Changes.  The Company has not since March 31, 2006, and as of the Closing will not have:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Company's March 31, 2006 balance sheet or liabilities incurred since March 31, 2006 and listed on Schedule 2.05 hereto;

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

2.07

Litigation.  There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller,  threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation.  There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

2.08

Disclosure.  The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company.  No representation or warranty by the Seller  contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

2.09

Full Disclosure.  The Company and Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares.

None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

III.  REPRESENTATIONS AND WARRANTIES BY THE BUYER.

The Buyer hereby represents and warrants as follows:

3.01

Authority; No Violation.    The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

3.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understands that the shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b)

The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(c)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(d)

 The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.  Further, the Buyer has been given:  (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

(e)

Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the

Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(f)

In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

IV. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

4.01

Survival of Representations.  All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

4.02

Indemnification by Agent.  The Company and the Seller hereby agree to indemnify the Buyer and hold it harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, or warranty of the Company or by the Seller, including, but not limited to, any undisclosed liabilities or obligations of the Company, whether known by Seller or not, as described in Section 2.05 of this Agreement.  Assertion by the Buyer of its right to indemnification under this Section 4.02 shall not preclude the assertion by the Buyer of any other rights or the seeking of any other remedies against the Company or the Seller.

4.03

Indemnification by Buyer.  The Buyer hereby agrees to indemnify the  Seller  and the Company, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller or the Company resulting from a breach of any agreement, representation, or warranty of the Buyer contained herein.

V.  ADDITIONAL CONDITIONS TO CLOSING

5.01

Obligation of Buyer to Close.  Buyer shall not be obligated to close this transaction unless:

(a)

Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company.  The Company agrees to provide Buyer and its agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyer to conduct its investigation.

(b)

There are no material liabilities on the books of the Company, other than as disclosed in the Company's financial statements for March 31, 2006, or Schedule 2.05 hereto, and there are no undisclosed or contingent liabilities.

(c)

There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing.

5.02

Obligation of Seller to Close.  Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Buyer as of the date of execution of this Agreement and as of the date of Closing are true and correct.

VI.  SURVIVAL AND INDEMNIFICATION

6.01

Survival.  The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

6.02

Indemnification.  The Buyer shall indemnify, defend and hold harmless the Seller, the Company and its directors, officers, employees, agents, and representatives and the Seller and the Company shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney’s and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement or in any Schedule(s) furnished by or on behalf of such party under this Agreement.  The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before 180 days from the Closing Date.

VII.  MISCELLANEOUS

7.01

Expenses.  Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

7.02

Further Assurances.  From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

7.03

Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

7.04

Prior Agreements; Amendments.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

7.05

Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.06

Confidentiality.  Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement.  If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

7.07

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:

First Asia International Holdings

Room 3505-06, 35/F

Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

FAX:  852-2815-0593

If to the Buyer:

Media Century International Limited

Albert Li

Room 3505-06, 35/F

Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

FAX:  852-2736-5511

7.08

Effect.  In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

7.09

Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10

Applicable Law.  This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER:

MEDIA CENTURY INTERNATIONAL LIMITED

By: /s/ Li Sze Tang

SELLER:

FIRST ASIA INTERNATIONAL HOLDING

By: /s/ Li Sze Tang

Exhibit A

 PROMISSORY NOTE

DUE AUGUST 31, 2007

THIS PROMISSORY NOTE is issued by Media Century International Limited, a British Virgin Islands corporation (the "Company"), designated as its Promissory Note, due AUGUST 31, 2007 (the "Note") issued pursuant to the Stock Purchase Agreement dated AUGUST 4, 2006 between DigitalOne Limited, a Hong Kong corporation (“DIGITALONE”), its shareholders (the "Shareholders") and the Company (the "Stock Purchase Agreement").

FOR VALUE RECEIVED, the Company promises to pay (ratably as per their shareholdings in DIGITALONE) to the Shareholders or their registered assigns (the

"Holders"), the principal sum of US$20,014 on August 31, 2007 or such earlier date as the Note is required or permitted to be repaid as provided hereunder (the "MATURITY DATE"). This Note is interest free and may be prepaid, in whole or from time to time in part, at anytime, without premium or penalty.

This Note is subject to the following additional provisions:

1. SUBJECT TO STOCK PURCHASE AGREEMENT. This Note has been issued subject to certain investment representations of the Shareholders set forth in the Stock Purchase Agreement and may be transferred or exchanged only in compliance with the Stock Purchase Agreement and applicable laws and regulations.  Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the persons in whose names this Note is duly registered on the Note Register as the owners hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2. EVENTS OF DEFAULT.

      (a) "EVENT OF DEFAULT", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

            (i) any default in the payment of the principal of, interest on, or liquidated damages in respect of, any Note, free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default is not cured, if possible to cure, within 30 days of notice of such default sent by the Holder;

            (ii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing.

      (b) REMEDIES UPON DEFAULT. If any Event of Default occurs and is continuing, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holders' election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holders at any time prior to payment hereunder and the Holders shall have all rights as Note holders until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. DEFINITIONS. For the purposes hereof, in addition to the terms defined elsewhere in this Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Agreement, and (b) the following terms shall have the following meanings:

"BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"ORIGINAL ISSUE DATE" shall mean the date of the first issuance of the Note regardless of the number of transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

4. DEBT OBLIGATION. This Note is a direct debt obligation of the Company. This Note ranks PARI PASSU with all other Notes now or hereafter issued under the terms set forth herein.

5. REPLACEMENT OF NOTE. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

6. INTERPRETATION; CHOICE OF LAW. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of British Virgin Islands, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7. WAIVER. Any waiver by the Company or the Holders of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holders to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

8. MISCELLANEOUS. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

Media Century International Limited.

By: /s/ Albert Li

Title: Chief Executive Officer